Exhibit 99

MAZZAL HOLDING CORP

PRO-FORMA FINANCIAL INFORMATION

(unaudited)

The following unaudited pro-forma balance sheet and statements of operations have been prepared to provide information with regard to the real estate acquisition of vacant land, better known as Lots 21 and 25, 1625 VFW Parkway, located in West Roxbury, Massachusetts (the “Property”). The acquisition of 1625 VFW Parkway was disclosed in our Company's  second quarter 10-Q filed with the Securities and Exchange Commission.

(a)	Unaudited Pro Forma Financial Information

Unaudited pro-forma balance sheet as of June 30, 2014

Unaudited pro-forma statement of operations from six months ended June 30, 2014

Unaudited pro-forma statement of operations from year ended December 31, 2013

Notes to the unaudited pro-forma financial information.

The following unaudited pro-forma balance sheet of Mazzal Holding Corp (the “Company”) as of June 30, 2014 and the unaudited pro-forma statements of operations of the Company for the six month period ended June 30, 2014 and for the year ended December 31, 2013 have been prepared as if the acquisition of 1625 VFW Parkway had occurred on June 30, 2014 for the pro-forma balance sheet, and as if the acquisition of 1625 VFW Parkway had occurred on January 1, 2014 and 2013 in the respective statements of operations.

Our pro-forma financial statements are presented for informational purposes only and should be read in conjunction with the historical audited financial statements included in the filing of the Company's most recent 10-K, filed with the Securities and Exchange Commission. The adjustments to our pro-forma financial statements are based on available information and assumptions that we consider reasonable. Our pro-forma financial statements do not purport to (1) represent our financial position that would have actually occurred had the acquisition of the 1625 VFW Parkway occurred on June 30, 2014, (2) represent the results of our operations that would have actually occurred had the acquisition of 1625 VFW Parkway property occurred on January 1, 2014 and 2013 and (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

MAZZAL HOLDING CORP
(A Development Stage Company)
UNAUDITED PRO-FORMA BALANCE SHEET
As of June 30, 2014
	Mazzal Holding Corp	Acquisition of Vacant Land on 1625 VFW Parkway, MA		Company Pro Forma
	$	$		$
	A	B
ASSETS
Cash and cash equivalents	3,234	-		3,234
Total current assets	3,234	-		3,234

Real estate assets, at cost:
Land held for development	1,525,000	800,000	CC	2,325,000
Total real estate assets	1,525,000	800,000		2,325,000

Land deposit	25,000	(25,000)	DD	-

TOTAL ASSETS	1,553,234	775,000		2,328,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	7,000	-		7,000
Loans from related parties	34,621	775,000	EE	809,621
Total liabilities	41,621	775,000		816,621

Stockholders' Equity
Preferred stock, $0.0001 par value, 100,000,000 authorized shares; no shares issued and outstanding	-	-		-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 20,000,000 shares issued and outstanding	2,000	-		2,000
Additional paid-in capital	1,540,200	-		1,540,200
Retained earnings during development stage	(30,587)	-		(30,587)

Total Stockholders' Equity	1,511,613	-		1,511,613

TOTAL LIABILTIES AND STOCKHOLDERS' EQUITY	1,553,234	775,000		2,328,234

MAZZAL HOLDING CORP
(A Development Stage Company)
UNAUDITED PRO-FORMA STATEMENT OF OPERATIONS
For the six months ended June 30, 2014

	Mazzal Holding Corp	Acquisition of Vacant Land on 1625 VFW Parkway, MA	Company Pro Forma
	$	$	$
	FF	GG

Revenue	-	-	-

Operating expenses:
General and administrative:
Filing fees	-	-	-
Other costs	1,029	-	1,029
Professional fees:
- Auditor’s fees	1,500	-	1,500
- Legal fees	500	-	500
Repairs and maintenance	242	-	242
Total operating expenses	(3,271)	-	(3,271)

Loss from operations	(3,271)	-	(3,271)

Other Income
Interest income	3	-	3

Net loss	(3,268)	-	(3,268)

Earnings per share attributable to common stockholders - basic and diluted	-	-

Pro forma weighted-average number of common shares outstanding - basic and diluted	20,000,000	20,000,000 HH

MAZZAL HOLDING CORP
(A Development Stage Company)
UNAUDITED PRO-FORMA STATEMENT OF OPERATIONS
For the year ended December 31, 2013

	Mazzal Holding Corp	Acquisition of Vacant Land on 1625 VFW Parkway, MA	Company Pro Forma
	$	$	$
	II	JJ

Revenue	-	-	-

Operating expenses:
General and administrative:
Filing fees	458	-	458
Management fees	3,000		3,000
Other costs	7,661	-	7,661
Professional fees:
- Auditor’s fees	6,500	-	6,500
- Legal fees	2,840	-	2,840
Repairs and maintenance	6,864	-	6,864
Total operating expenses	(27,323)	-	(27,323)

Loss from operations	(27,323)	-	(27,323)

Other Income
Interest income	4	-	4

Net loss	(27,319)	-	(27,319)

Earnings per share attributable to common stockholders - basic and diluted	-	-

Pro forma weighted-average number of common shares outstanding - basic and diluted	17,827,450	17,827,450 HH

1.	Balance sheet adjustments

A.	Represents the historical balance sheet of Mazzal Holding Corp. (the “Company”) as of June 30, 2014.

B.	Reflects the acquisition of the property known as Lots 21 and 25, 1625 VFW Parkway, located in West Roxbury, Massachusetts, as if acquired on June 30, 2014.

CC.
The purchase price of 1625 VFW Parkway is $800,000 and consists of investment in real estate comprising vacant land. The Company will record the purchase price of the property in accordance with Financial Accounting Standards Board Accounting Standards Codification ASC Topic 970-360-25: Real Estate Project Costs.

DD.	On June 18th, 2014 the Company paid a $25,000 cash as a deposit towards the purchase price of the property.

EE.	Company stockholders will privately finance the purchase of the property through sale of private equity and any shortfall will be covered through Company public or private placement offerings.

2.	Income statement adjustments

FF.	Reflects our historical statement of operations of the Company for the six months ended June 30, 2014.

GG.	There was no impact on the statement of operations from the acquisition of 1625 VFW Parkway Street property.

HH.
Pro forma earnings per share—basic and diluted is calculated by dividing pro forma consolidated net profit allocable to common stockholders by the number of weighted average shares of common stock outstanding for periods ended June 30, 2014 and December 31, 2013 (after stock split).

II.	Reflects our historical statement of operations of the Company for the year ended December 31, 2013.

JJ.	There was no impact on the statement of operations from the acquisition of 1625 VFW Parkway Street property.